The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2025

Citigroup Global Markets Holdings Inc.	October , 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH28902 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Market-Linked Notes Based on a Basket of Five Equity Indices Due November         , 2030

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of a basket (the “basket”) consisting of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index (each, a “basket component”) from the initial basket level to the final basket level.

▪	The notes provide exposure to the potential appreciation of the basket at the upside participation rate specified below. If the basket appreciates from the initial basket level to the final basket level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate. However, if the value of the basket remains the same or depreciates from the initial basket level to the final basket level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the basket appreciates from the initial basket level to the final basket level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	Investors in the notes must be willing to forgo any dividends that may be paid on the stocks included in the basket components during the term of the notes. If the basket does not appreciate from the pricing date to the valuation date, you will not receive any return on your investment in the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Level*
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	40.00%
	TOPIX® Index (ticker symbol: “TPX”)	25.00%
	FTSE® 100 Index (ticker symbol: “UKX”)	17.50%
	Swiss Market Index® (ticker symbol: “SMI”)	10.00%
	S&P/ASX 200 Index (ticker symbol: “AS51”)	7.50%
*The initial component level for each basket component will be the closing level of that basket component on the pricing date.
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	October , 2025 (expected to be October 31, 2025)
Issue date:	November , 2025 (expected to be November 5, 2025)
Valuation date:	October , 2030 (expected to be October 31, 2030), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November , 2030 (expected to be November 5, 2030)
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪

If the final basket level is greater than the initial basket level:

$1,000 × the upside participation rate × the basket return

▪

If the final basket level is less than or equal to the initial basket level:

$0

Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Upside participation rate:	At least 115.50% (to be determined on the pricing date).
Initial basket level:	100
Final basket level:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component: (final component level – initial component level) / initial component level
Final component level:	For each basket component, its closing level on the valuation date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17331BJV2 / US17331BJV27
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per note:	$1,000.00	$30.00(2)	$965.00
		$5.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $897.50 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35.00 for each $1,000 note sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $30.00 for each $1,000 note they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each note.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Additional Information

General.  The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket level will be calculated based on (i) for each unaffected basket component, its closing level on the originally scheduled valuation date and (ii) for each affected basket component, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Summary

The notes offer the potential for at least 115.50% participation in any positive performance of the basket. The notes provide investors:

▪	an opportunity to gain exposure to the basket;

▪	the repayment of principal at maturity;

▪	at least 115.50% participation in any appreciation of the basket over the term of the notes; and

▪	no exposure to any decline of the basket if the notes are held to maturity.

At maturity, if the basket has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  Investors in the notes will not receive any dividends paid on the stocks that make up the basket components over the term of the notes.

Maturity:	Approximately 5 years
Upside participation rate:	At least 115.50% (to be determined on the pricing date). The upside participation rate applies only if the final basket level is greater than the initial basket level.
Minimum payment at maturity:	$1,000.00
Interest:	None

Key Investment Rationale

The notes offer investors exposure to the performance of a basket of unequally weighted equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity basket-based return, and who are willing to forgo dividends in exchange for the repayment of principal at maturity if the basket depreciates.

Repayment of Principal:	The notes offer investors leveraged upside exposure to any appreciation of the basket, while providing for the repayment of principal in full at maturity.
Upside Scenario:	If the final basket level is greater than the initial basket level, the payment at maturity for each note will be equal to the $1,000 stated principal amount plus the basket return multiplied by the upside participation rate. For example, given an upside participation rate of 115.50%, if the final basket level is 3.00% greater than the initial basket level, the notes will provide a total return of 3.465% at maturity.
Par Scenario:	If the final basket level is less than the initial basket level, the notes will pay only the stated principal amount of $1,000 at maturity.
October 2025	PS-2

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns. The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Investors in the notes will not receive any dividends that may be paid on the stocks included in the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components or the stocks that constitute the basket components” below.

Market-Linked Notes Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final basket level, which will depend on the actual closing level of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket level is greater than or less than the initial basket level and by how much.

Example 1—Upside Scenario. The hypothetical final basket level is 110.00 (a 10.00% increase from the initial basket level), which is greater than the initial basket level.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	5.00%	40.00%	2.00%
TOPIX® Index	8.00%	25.00%	2.00%
FTSE® 100 Index	20.00%	17.50%	3.50%
Swiss Market Index®	10.00%	10.00%	1.00%
S&P/ASX 200 Index	20.00%	7.50%	1.50%
Sum of hypothetical weighted component returns:			10.00%

Hypothetical final basket level	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + 10.00%)
= 100 × 1.10
October 2025	PS-3

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

= 110.00

Payment at maturity per note	= $1,000 + the note return amount
= $1,000 + ($1,000 × the hypothetical upside participation rate × the basket return)
= $1,000 + ($1,000 × 115.50% × 10.00%)
= $1,000 + $115.50
= $1,115.50

Because the basket appreciated by 10.00% from the initial basket level to the hypothetical final basket level, your total return at maturity in this scenario would be 11.55%.

Example 2—Par Scenario. The hypothetical final basket level is 90.00 (a 10.00% decrease from the initial basket level), which is less than the initial basket level.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	-15.00%	40.00%	-6.00%
TOPIX® Index	-20.00%	25.00%	-5.00%
FTSE® 100 Index	-40.00%	17.50%	-7.00%
Swiss Market Index®	50.00%	10.00%	5.00%
S&P/ASX 200 Index	40.00%	7.50%	3.00%
Sum of hypothetical weighted component returns:			-10.00%

Hypothetical final basket level	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + -10.00%)
= 100 × 0.90
= 90.00

Payment at maturity per note	= $1,000 + the note return amount
= $1,000 + $0
= $1,000

Because the basket depreciated from the initial basket level to the hypothetical final basket level, the payment at maturity per note would equal the $1,000 stated principal amount per note. In this scenario, even though the Swiss Market Index® and the S&P/ASX 200 Index appreciated, the appreciation is more than offset by the depreciation of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index.

October 2025	PS-4

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components.  Accordingly, the notes are appropriate only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the appropriateness of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket level to the final basket level. If the final basket level is equal to or less than the initial basket level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket appreciates from the initial basket level to the final basket level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket level to the final basket level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in the basket components or the stocks that constitute the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the stocks that constitute the basket components.

▪	Your payment at maturity depends on the closing levels of the basket components on a single day. Because your payment at maturity depends on the closing levels of the basket components solely on the valuation date, you are subject to the risk that the closing levels of the basket components on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket components, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

October 2025	PS-5

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among those basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels of the basket components and a number of other factors, including the levels and volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components or the stocks included in the basket components, interest rates generally, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket components trade, the correlation between those exchange rates and the level of the applicable basket component, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the basket may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

October 2025	PS-6

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to the final basket level.

▪	The basket components are not equally weighted. Accordingly, the performance of a basket component with a higher weighting will influence the performance of the notes to a greater degree than the performance of a basket component with a lower weighting. If a basket component with a higher weighting performs poorly, its poor performance could negate or diminish the effect on the basket return of any positive performance by a lower-weighted basket component.

▪	The basket components are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the basket components will not be adjusted for changes in currency exchange rates. The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the Swiss Market Index® is composed of stocks traded in Swiss franc and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket components and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro, Japanese yen, pound sterling, Swiss franc, and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket components.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the basket components. Changes that affect the basket components may affect the value of your notes. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the level of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the basket components, or engaging in transactions in them, and any such action could adversely affect the value of the basket components. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

▪	Our offering of the notes is not a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the levels of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The level of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks included in the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks included in the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or

October 2025	PS-7

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

October 2025	PS-8

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date.  The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 5, 2015 to October 10, 2025, assuming that the basket was created on January 5, 2015 with the same basket components and corresponding weights and with a level of 100 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket components on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 5, 2015 to October 10, 2025

October 2025	PS-9

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Information About the Basket Components

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on October 10, 2025 was 5,531.32.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2015 to October 10, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2015 to October 10, 2025

October 2025	PS-10

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market.  It comprises all domestic common stocks listed on the TSE Prime Market.  Stocks listed on the TSE Prime Market are generally large companies with longer established and more actively traded issues.  The TOPIX® Index is calculated and maintained by JPX Market Innovation & Research, Inc. The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by JPX Market Innovation & Research, Inc., and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.

Historical Information

The closing level of the TOPIX® Index on October 10, 2025 was 3,197.59.

The graph below shows the closing levels of the TOPIX® Index for each day such level was available from January 5, 2015 to October 10, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the TOPIX® Index as an indication of future performance.

TOPIX® Index – Historical Closing Levels January 5, 2015 to October 10, 2025

October 2025	PS-11

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.  The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

Historical Information

The closing level of the FTSE® 100 Index on October 10, 2025 was 9,427.47.

The graph below shows the closing levels of the FTSE® 100 Index for each day such level was available from January 2, 2015 to October 10, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the FTSE® 100 Index as an indication of future performance.

FTSE® 100 Index – Historical Closing Levels January 2, 2015 to October 10, 2025

October 2025	PS-12

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

Swiss Market Index®

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

SIX Swiss Exchange Ltd (“SIX Swiss Exchange”) and its licensors and Citigroup Global Markets Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings Inc. and its affiliates, in exchange for a fee, of the right to use the SMI®, which is owned and published by SIX Swiss Exchange, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The Swiss Market Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Swiss Market Index” in the accompanying underlying supplement for important disclosures regarding the SMI®.

Historical Information

The closing level of the Swiss Market Index® on October 10, 2025 was 12,481.41.

The graph below shows the closing levels of the Swiss Market Index® for each day such level was available from January 5, 2015 to October 10, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Swiss Market Index® as an indication of future performance.

Swiss Market Index® – Historical Closing Levels January 5, 2015 to October 10, 2025

October 2025	PS-13

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.

Historical Information

The closing level of the S&P/ASX 200 Index on October 10, 2025 was 8,958.336.

The graph below shows the closing levels of the S&P/ASX 200 Index for each day such level was available from January 2, 2015 to October 10, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P/ASX 200 Index as an indication of future performance.

S&P/ASX 200 Index – Historical Closing Levels January 2, 2015 to October 10, 2025

October 2025	PS-14

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product  supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”)  or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

October 2025	PS-15

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Five Equity Indices Due November ---, 2030

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35.00 for each $1,000 note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisors collectively, a fixed selling concession of $30.00 for each $1,000 note they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each note they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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October 2025	PS-16